Exhibit 99.1

Duluth Holdings Provides Business Update and Announces Partnership with American Red Cross

Re-opening 20 Retail Stores

Credit Line Increased to $150 Million

Mount Horeb, WI – May 4, 2020 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today provided a business update and announced a partnership with American Red Cross:

•Partnership with American Red Cross to donate portion of proceeds on key apparel items

•Re-opening of 20 retail stores today where COVID-19 restrictions have been lifted and preparing to re-open the balance as other states lift their pandemic mandates

•Launched new women’s campaign celebrating “forge their way” inspirational women

•Amended and expanded line of credit closed on April 30

•Partnered with landlords, suppliers and vendors to materially reduce costs, extend payment terms and cancel merchandise receipts to improve projected cash flow

“Since the beginning of the COVID-19 pandemic, we were proactive in taking difficult actions to safeguard the long-term health of our Company. First and foremost, we protected the health and well-being of our employees, customers and suppliers, and also took measures to ensure our financial resiliency.  As announced on March 20, we closed our 62 retail stores nationwide in compliance with state and local COVID-19 regulations. Today, we are re-opening 20 retail stores to customers in states that have lifted mandates on store closures. In addition to taking extra precautions for our staff and customers, most of our stores are free-standing with ample parking, which will help us diligently maintain local health and safety guidelines,” said Steve Schlecht, Executive Chairman and Chief Executive Officer of Duluth Trading.

Schlecht added, “With our omnichannel model, we are fortunate to have a strong on-line presence where we can provide uninterrupted and outstanding service to our customers. We continue to fulfill online orders from both warehouse and store inventory through our ship from store process as well as contactless curbside pickup at certain store locations. Finally, we are proud to partner with the American Red Cross, an outstanding organization that is always on the front line of every crisis.”

American Red Cross

Duluth Trading is proud to announce a new partnership with American Red Cross for the month of May. To help the American Red Cross continue to deliver its lifesaving mission nationwide due to the COVID-19 public health emergency, the Company has selected key products to donate 5% of the purchase price to the humanitarian organization through May 31, 2020. Donations designated to the Coronavirus Outbreak will be used to help the American Red Cross maintain a sufficient supply of blood as well as supplies to equip volunteers and staff with protective equipment, food, shelter and relief supplies as they respond to people in need.

New Women’s Campaign

New products are key to the long-term growth of Duluth Trading. To that end, the Company recently launched its new women’s campaign celebrating the achievements of real-life women who “forge their way.”  The inaugural campaign is led by a new brand anthem video ringing in the powerful stories of inspirational women – tattoo artists, pilots, dirt bikers, potters, ranchers, and more.  Filmed by a majority of female creative and production crew, the campaign reinforces Duluth Trading’s overall philosophy of creating apparel that stands up to any challenge and prioritizes freedom of movement, durability and performance of two of our bestselling products, Fire Hose Pants and No Yank Tanks.

Liquidity Update

The Company negotiated an incremental delayed draw term loan of $20.5 million that will be available to be drawn before April 29, 2021 and also amended its loan covenants to allow for greater flexibility during its peak borrowing periods this year. Measures to manage cash flows and other expenses that were previously disclosed in our April 10th  press release have been implemented and are expected to lead to cost savings and a sizable reduction in our cash burn due to the temporary store closures. The Company’s liquidity position as of May 4, 2020 has improved since April 10 with $85 million outstanding on its line of credit, $7 million of cash on its balance sheet and an additional $20.5 million of borrowings now available on its $150 million credit facility. The Company’s capital expenditure plans for 2020 have been cut in half and are expected to be close to $15 million.

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American.  Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “forecasted,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under Part 1, Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2020, and other factors as may be periodically described in Duluth Trading’s subsequent filings with the SEC. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor and Media Contact:

Donni Case (310) 622-8224

Margaret Boyce (310) 622-8247

Duluth@finprofiles.com